Exhibit 15
October 29, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated October 29, 2009 on our review of condensed consolidated interim financial information of UniSource Energy Corporation (the “Company”) for the three and nine month periods ended September 30, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in the Company’s Registration Statements on Form S-8 (Nos. 333-43765, 333-43767, 333-43769, 333-53309, 333-53333, 333-99317, 333-140353 and 333-156491) and on Form S-3 (Nos. 333-103392, 333-126141, and 333-159244).

Very truly yours,

/s/ PricewaterhouseCoopersLLP
PricewaterhouseCoopers LLP